Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS FULL YEAR AND FOURTH QUARTER 2017 RESULTS

Company delivers strong financial performance for 2017 and
expects higher earnings and cash flow generation in 2018

PERRYSBURG, Ohio (February 6, 2018) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the full year and fourth quarter ended Dec. 31, 2017.

“In 2017, we delivered strong earnings and cash flow generation, in line with the commitments we made at Investor Day in early 2016. We have been building capabilities in the commercial, manufacturing and supply chain space that are demonstrably adding to the top line — through higher shipments year-on-year - and the bottom line — through the tangible benefits of our Total Systems Cost approach,” said Andres Lopez, CEO. “We are working together in a new way, as one enterprise, enhancing the customer experience, executing on our initiatives and deleveraging the balance sheet that together support our conviction to deliver rising earnings and cash flow in 2018. Even as we continue to invest in new capabilities and explore non-organic growth opportunities in the industry, we have begun to pivot towards a more balanced approach to capital allocation that we anticipate will include share buybacks in 2018.”

Highlights

•      For the full year 2017, the Company recorded earnings from continuing operations of $1.11 per share (diluted), compared with $1.32 per share in 2016.

•      Excluding certain items management considers not representative of ongoing operations, adjusted earnings(1) were $2.65 per share. This was up 15 percent compared with the prior year of $2.31 per share and at the high end of management guidance of $2.60 to $2.65 per share.

•      The Company generated strong cash flows, exceeding guidance. Cash provided by continuing operating activities for 2017 was $724 million compared with $758 million for 2016 which included a non-recurring value added tax refund of approximately $130 million.  Adjusted free cash flow(1) for 2017 was $393 million, which exceeded management guidance of $365 million.

•      Net sales were $6.9 billion, an increase of nearly 3 percent compared to the prior year, due to higher shipments, higher prices and favorable currency translation. Total glass container shipments increased approximately 1 percent on a global basis, compared with the prior year, led by gains in Europe and Latin America.

(1)  Adjusted earnings per share and adjusted free cash flow are each non-GAAP financial measures. See tables included in this release for reconciliations to the most directly comparable GAAP measures.

•      Earnings from continuing operations before income taxes were $275 million, which was $81 million lower than 2016 despite higher segment operating profit(2) in 2017. The decline is driven by pension settlement charges of $218 million, as well as higher charges related to debt redeemed in 2017.

•      Segment operating profit of reportable segments for 2017 was $942 million, an increase of 7 percent compared with prior year. Gains were reported in Europe, North America and Latin America. As expected, segment operating profit was lower than 2016 in Asia Pacific, the Company’s smallest region, mainly reflecting higher supply chain costs which are being addressed with asset improvements.

•      Strategic initiatives in commercial programs and end-to-end supply chain management generated benefits as planned. Total systems cost improvements generated approximately $39 million in cost savings during 2017.

•      Separately, the Company continues to focus on deleveraging the balance sheet. During 2017, the Company retired its highest cost debt — $250 million of its 7.80% Senior Debentures due 2018. The Company also continues to reduce its pension benefit obligations (“PBO”); in 2017, the Company executed a series of transactions that reduced its PBO by more than $500 million. Since 2012, the Company has reduced its outstanding PBO by approximately $1.8 billion.

•      In light of ongoing progress in reducing leverage, the Company has begun to shift to a balanced approach to capital allocation. The Board of Directors authorized a $400 million share repurchase program. The Company expects to repurchase about $100 million in shares in 2018.

•      In 2018, the Company expects to deliver higher earnings from continuing operations mainly driven by higher segment operating profit. Earnings from continuing operations, and adjusted earnings, are expected to be in the range of $2.75 to $2.85 per share, which compares favorably with adjusted earnings of $2.65 per share in 2017. Cash provided by continuing operating activities is expected to be approximately $800 million, whereas adjusted free cash flow for the year 2018 is expected to be approximately $400 million.

Full Year 2017 Results

Full year net sales were $6.9 billion, up $167 million from 2016, an increase of nearly 3 percent. Prices were 1 percent higher on a global basis, mainly due to price adjustments resulting from cost inflation. Global shipments increased approximately 1 percent in 2017. From a geographic perspective, key contributors to shipment growth were Italy, Mexico and Brazil. Favorable foreign currency translation also benefited net sales by $106 million.

Shipments in Europe increased 1 percent, primarily due to favorable beer, spirits and wine volumes. In North America, sales volumes declined 3 percent compared to the prior year period, mainly due to lower shipments of beer. Full year shipments for Latin America rose 4 percent,

(2)  Segment operating profit of reportable segments (“segment operating profit”) is a non-GAAP financial measure. See tables included in this release for a reconciliation to the most directly comparable GAAP measures.

primarily due to higher shipments of beer and spirits. Overall, Asia Pacific shipments declined 1 percent as higher shipments to food customers were more than offset by lower shipments to beer and non-alcoholic beverage customers. In mature markets within Asia Pacific, sales volumes increased approximately 1 percent, primarily due to higher beer shipments. Sales volumes in China declined for the full year because, during the first half of 2017, domestic production was exported to support sales elsewhere in the region.

Segment operating profit was $942 million in 2017, compared with $882 million in the prior year, an improvement of 7 percent.

•      In Europe, segment operating profit was $263 million, an improvement of $26 million over the prior year period, or 11 percent. The region profited from improvements in Total Systems Costs, cost savings from the closure of a plant in the Netherlands, and higher sales volumes. These benefits were partially offset by lower average selling prices that were not fully offset by deflation.

•      North America’s segment operating profit increased $19 million, or 6 percent. Higher equity earnings and benefits from Total Systems Cost initiatives provided the most significant improvement from prior year. The region also benefited from approximately $5 million in gains related to non-strategic asset sales. Partially offsetting these benefits, were lower sales volume and cost inflation that was not fully covered by price increases.

•      Segment operating profit in Latin America rose $27 million compared to prior year, an increase of 10 percent. Benefits from Total Systems Cost initiatives and higher sales volumes favorably impacted Latin America’s segment operating profit. These benefits were partially offset by cost inflation that exceeded price increases.

•      Asia Pacific reported segment operating profit of $65 million which was $12 million below the prior year. Despite cost containment efforts, higher supply chain costs for intra-regional shipments and higher costs related to planned asset improvement projects negatively impacted results compared to the prior year. Asset investments in this region, taking place through mid-2018, are expected to improve the region’s cost structure in the second half of 2018.

Retained corporate and other costs were $104 million in 2017 compared with $98 million for 2016. These corporate costs were higher in 2017 because equity earnings related to the Company’s joint venture with Constellation Brands began to be reported in the North America region in 2017, whereas they were previously recorded in retained corporate.

The Company’s effective tax rate from continuing operations for 2017 was approximately 25 percent, compared with approximately 33 percent for 2016. The lower rate in 2017 was primarily due to the resolution of a tax matter that resulted in approximately $26 million of tax accruals being reversed in 2017. The effective tax rate on adjusted earnings was approximately 21 percent for 2017 and 24 percent for 2016.

In both 2016 and 2017, the Company recorded several significant items impacting reported results as presented in the table entitled Reconciliation to Adjusted Earnings and Constant Currency. Management considers these items not representative of ongoing operations. The most significant charges in 2017 include $218 million of non-cash pension settlement charges related to the continued de-risking of the Company’s pension plans, as well as $77 million for restructuring, asset impairment, and other charges. Charges in 2016 included restructuring and impairment charges of $129 million, primarily driven by restructuring activity in Europe, Latin America and at corporate, as well as $98 million of non-cash pension settlement charges.

Cash provided by continuing operating activities was $724 million for 2017. After deducting cash payments for property, plant and equipment, and adding back asbestos-related payments, adjusted free cash flow was $393 million, exceeding management guidance of approximately $365 million.

Fourth Quarter 2017 Results

Net sales in the fourth quarter of 2017 were $1.7 billion, an increase of 4 percent compared to the prior year fourth quarter. On a global basis, the improvement in net sales was due to a 1 percent increase in price and favorable currency translation.

Global sales volumes were on par with the prior year fourth quarter. Shipments in Latin America increased 2 percent, mainly due to gains in beer and non-alcoholic beverages. The largest increase in Latin America’s fourth quarter shipments was reported in Brazil, providing further evidence of recovery in that country. In Europe, shipments increased 1 percent, primarily in wine and beer.  North America volumes were similar to the prior year with higher food shipments offsetting lower beer volumes. In Asia Pacific, shipments were 2 percent below the same period of 2016, with higher food volumes more than offset by lower shipments of beer.

The Company continues to realize benefits from successfully executing its strategic initiatives. The Company’s focus on Total Systems Cost contributed approximately $13 million in cost savings in the fourth quarter, leading to a full year total of $39 million. The contribution of the total systems costs approach was partially masked by higher spending associated with higher asset repair and production downtime experienced in Asia Pacific, consistent with Company plans to revitalize and enhance production in the region.

In all, segment operating profit was $212 million in the fourth quarter, 5 percent higher than the prior year fourth quarter.

For the fourth quarter 2017, the Company recorded a loss from continuing operations of $0.81 per share (diluted), which compares with a loss from continuing operations of $0.43 per share (diluted) in the same period of 2016. Loss from continuing operations before income taxes was $121 million in the quarter, which was unfavorable by $82 million compared with the same period in prior year. These figures include significant items that management considers not representative of ongoing operations.(3)

Excluding certain items management considers not representative of ongoing operations, adjusted earnings were $0.55 per share. Adjusted earnings increased 12 percent, or $10 million, compared with prior year primarily reflecting the benefits of the Company’s global focus on reducing Total Systems Cost.

2018 Outlook

The Company expects earnings from continuing operations, and adjusted earnings, for the full year 2018 to be in the range of $2.75 to $2.85 per share, which compares favorably with

(3)  See table entitled Reconciliation to Adjusted Earnings and Constant Currency.

adjusted earnings of $2.65 per share in 2017. The midpoint of this range represents more than a 10 percent compounded annual growth rate in adjusted earnings per share since 2015. The Company expects cash provided by continuing operating activities for 2018 to be approximately $800 million and adjusted free cash flow to be approximately $400 million.

The earnings and cash flow guidance ranges are consistent with targets conveyed by senior management during Investor Day in early 2016. The earnings and cash flow guidance ranges may not fully reflect uncertainty in macroeconomic conditions and currency rates, among other factors.

On December 22, 2017, the Tax Cuts and Jobs Act (“the Act”) was enacted in the U.S. The Act reduces the U.S. federal corporate tax rate from 35 percent to 21 percent, and requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and creates new taxes on certain foreign sourced earnings. Presently, no substantive impact on the Company’s adjusted earnings or cash taxes is expected in 2018 as a result of the Act.

Conference Call Scheduled for Feb. 7, 2018

O-I CEO Andres Lopez and CFO Jan Bertsch will conduct a conference call to discuss the Company’s latest results on Wednesday, Feb. 7, 2018, at 8:00 a.m. EST. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Webcasts and Presentations section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m. EST, on Feb. 7. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

Contact:	Sasha Sekpeh, 567-336-5128 – O-I Investor Relations
Kristin Kelley, 567-336-2395 – O-I Corporate Communications

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s first quarter 2018 earnings conference call is currently scheduled for Tuesday, April 24, 2018, at 8:00 a.m. EST.

About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. The Company had revenues of $6.9 billion in 2017 and employs more than 26,500 people at 78 plants in 23 countries. With global headquarters in Perrysburg, Ohio, O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. For more information, visit o-i.com.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, segment operating profit, segment operating profit margin and adjusted free cash flow, provide relevant and useful supplemental financial information, which is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings from continuing operations attributable to the Company, exclusive of items management considers not representative of ongoing operations because such items are not reflective of the Company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings from continuing operations before interest expense (net), and before income taxes and is also exclusive of items management considers not representative of ongoing operations. Segment operating profit margin is segment operating profit divided by segment net sales. Management uses adjusted earnings, adjusted earnings per share, segment operating profit and segment operating profit margin to evaluate its period-over-period operating performance because it believes this provides a useful supplemental measure of the results of operations of its principal business activity by excluding items that are not reflective of such operations. Adjusted earnings, adjusted earnings per share, segment operating profit and segment operating profit margin may be useful to investors in evaluating the underlying operating performance of the Company’s business as these measures eliminate items that are not reflective of its principal business activity.

Further, adjusted free cash flow relates to cash provided by continuing operating activities less additions to property, plant and equipment plus asbestos-related payments. Management uses adjusted free cash flow to evaluate its period-over-period cash generation performance because it believes this provides a useful supplemental measure related to its principal business activity. Adjusted free cash flow may be useful to investors to assist in understanding the comparability of cash flows generated by the Company’s principal business activity. Since a significant majority of the Company’s asbestos-related claims are expected to be received in the next ten years, adjusted free cash flow may help investors to evaluate the long-term cash generation ability of the Company’s principal business activity as these asbestos-related payments decline. It should not be inferred that the entire adjusted free cash flow amount is available for discretionary expenditures, since the Company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward-Looking Statements

This document contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) the Company’s ability to generate sufficient future cash flows to ensure the Company’s goodwill is not impaired, (5) consumer preferences for alternative forms of packaging, (6) cost and availability of raw materials, labor, energy and transportation, (7) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (8) consolidation among competitors and customers, (9) the Company’s ability to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (10) unanticipated expenditures with respect to environmental, safety and health laws, (11) unanticipated operational disruptions, including higher capital spending, (12) the Company’s ability to further develop its sales, marketing and product development capabilities, (13) the failure of the Company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (14) the Company’s ability to prevent and detect cybersecurity threats against its information technology systems, (15) the Company’s ability to accurately estimate its total asbestos-related liability or to control the timing and occurrence of events related to asbestos-related claims, (16) changes in U.S. trade policies, (17) the Company’s ability to achieve its strategic plan, and the other risk factors discussed in the Annual Report on Form 10-K for the year ended December 31, 2016 and any subsequently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q or the Company’s other filings with the Securities and Exchange Commission. It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended December 31		Year ended December 31
Unaudited	2017	2016	2017	2016

Net sales	$1,712	$1,642	$6,869	$6,702
Cost of goods sold	(1,592)	(1,427)	(5,736)	(5,490)

Gross profit	120	215	1,133	1,212

Selling and administrative expense	(140)	(128)	(502)	(503)
Research, development and engineering expense	(15)	(16)	(60)	(65)
Interest expense, net	(64)	(73)	(268)	(272)
Equity earnings	21	16	77	60
Other income (expense), net	(43)	(53)	(105)	(76)

Earnings (loss) from continuing operations before income taxes	(121)	(39)	275	356

Provision for income taxes	(4)	(26)	(70)	(119)

Earnings (loss) from continuing operations	(125)	(65)	205	237

Loss from discontinued operations		(1)	(3)	(7)

Net earnings (loss)	(125)	(66)	202	230

Net earnings attributable to noncontrolling interests	(8)	(5)	(22)	(21)

Net earnings (loss) attributable to the Company	$(133)	$(71)	$180	$209

Amounts attributable to the Company:
Earnings (loss) from continuing operations	$(133)	$(70)	$183	$216
Loss from discontinued operations	—	(1)	(3)	(7)
Net earnings (loss)	$(133)	$(71)	$180	$209

Basic earnings per share:
Earnings (loss) from continuing operations	$(0.81)	$(0.43)	$1.12	$1.33
Loss from discontinued operations	—	(0.01)	(0.01)	(0.04)
Net earnings (loss)	$(0.81)	$(0.44)	$1.11	$1.29

Weighted average shares outstanding (thousands)	162,969	162,193	162,737	161,857

Diluted earnings per share:
Earnings (loss) from continuing operations	$(0.81)	$(0.43)	$1.11	$1.32
Loss from discontinued operations	—	(0.01)	(0.01)	(0.04)
Net earnings (loss)	$(0.81)	$(0.44)	$1.10	$1.28

Diluted average shares (thousands)	162,969	162,193	164,647	162,825

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheet

(Dollars in millions)

	December 31,	December 31,
Unaudited	2017	2016

Assets
Current assets:
Cash and cash equivalents	$492	$492
Trade receivables, net	663	580
Inventories	1,036	983
Prepaid expenses and other current assets	229	199
Total current assets	2,420	2,254

Property, plant and equipment, net	3,131	2,880
Goodwill	2,590	2,462
Intangibles, net	439	464
Other assets	1,176	1,075

Total assets	$9,756	$9,135

Liabilities and Share Owners’ Equity
Current liabilities:
Accounts payable	$1,324	$1,135
Short-term loans and long-term debt due within one year	162	195
Current portion of asbestos-related liabilities	100	115
Other liabilities	579	615
Other liabilities - discontinued operations	115
Total current liabilities	2,280	2,060

Long-term debt	5,121	5,133
Asbestos-related liabilities	482	577
Other long-term liabilities	946	1,002
Share owners’ equity	927	363

Total liabilities and share owners’ equity	$9,756	$9,135

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flow

(Dollars in millions)

	Year ended December 31
Unaudited	2017	2016
Cash flows from operating activities:
Net earnings	$202	$230
Loss from discontinued operations	3	7
Non-cash charges
Depreciation and amortization	501	491
Deferred tax provision (benefit)	(12)	(4)
Pension expense	29	31
Restructuring, asset impairment and related charges	72	98
Pension settlement charge	218	98
Impairment of equity investment		25
Gain on China land sale		(71)
Cash payments
Pension contributions	(31)	(38)
Asbestos-related payments	(110)	(125)
Cash paid for restructuring activities	(62)	(24)
Change in components of working capital	(89)	90
Other, net (a)	3	(50)
Cash provided by continuing operating activities	724	758
Cash utilized in discontinued operating activities	(3)	(7)
Total cash provided by operating activities	721	751

Cash flows from investing activities:
Cash payments for property, plant and equipment	(441)	(454)
Acquisitions, net of cash acquired	(39)	(56)
Net cash proceeds on disposal of assets	14	85
Net foreign exchange derivative activity		8
Cash utilized in continuing investing activities	(466)	(417)
Cash provided by discontinued investing activities	115
Total cash utilized in investing activities	(351)	(417)

Cash flows from financing activities:
Changes in borrowings, net	(342)	(208)
Distributions to noncontrolling interests	(17)	(16)
Payment of finance fees	(28)	(9)
Issuance of common stock and other	(5)	5
Cash utilized in financing activities	(392)	(228)
Effect of exchange rate fluctuations on cash	22	(13)
Change in cash	—	93
Cash at beginning of period	492	399
Cash at end of period	$492	$492

(a)         Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

OWENS-ILLINOIS, INC.

Reportable Segment Information

(Dollars in millions)

	Three months ended December 31		Year ended December 31
Unaudited	2017	2016	2017	2016
Net sales:
Europe	$563	$505	$2,375	$2,300
North America	509	511	2,160	2,220
Latin America	428	410	1,551	1,432
Asia Pacific	198	197	714	684

Reportable segment totals	1,698	1,623	6,800	6,636

Other	14	19	69	66
Net sales	$1,712	$1,642	$6,869	$6,702

Segment operating profit (a):

Europe	$43	$45	$263	$237
North America	66	52	318	299
Latin America	89	75	296	269
Asia Pacific	14	29	65	77

Reportable segment totals	212	201	942	882

Items excluded from segment operating profit:
Retained corporate costs and other	(24)	(23)	(104)	(98)
Items not considered representative of ongoing operations (b)	(245)	(144)	(295)	(156)

Interest expense, net	(64)	(73)	(268)	(272)
Earnings from continuing operations before income taxes	$(121)	$(39)	$275	$356

Ratio of earnings from continuing operations before income taxes to net sales	-7.1%	-2.4%	4.0%	5.3%

Segment operating profit margin (c):

Europe	7.6%	8.9%	11.1%	10.3%
North America	13.0%	10.2%	14.7%	13.5%
Latin America	20.8%	18.3%	19.1%	18.8%
Asia Pacific	7.1%	14.7%	9.1%	11.3%

Reportable segment margin totals	12.5%	12.4%	13.9%	13.3%

(a)         Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes.  The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)         Reference reconciliation to adjusted earnings and constant currency.

(c)          Segment operating profit margin is segment operating profit divided by segment net sales.

OWENS-ILLINOIS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

Unaudited	Europe	North America	Latin America	Asia Pacific	Total

Net sales for reportable segments- 4Q16	$505	$511	$410	$197	$1,623
Effects of changing foreign currency rates (a)	53	3	5	4	65
4Q16 at constant currency	558	514	415	201	1,688
Price	1	(1)	7	3	10
Sales volume & mix	4	(4)	6	(6)	—
Total reconciling items	5	(5)	13	(3)	10
Net sales for reportable segments- 4Q17	$563	$509	$428	$198	$1,698

	Europe	North America	Latin America	Asia Pacific	Total
Segment operating profit - 4Q16	$45	$52	$75	$29	$201
Effects of changing foreign currency rates (a)	3	1	2	1	7
Segment operating profit at constant currency - 4Q16	48	53	77	30	208
Price	1	(1)	7	3	10
Sales volume & mix	1	(1)	—	—	—
Operating costs	(7)	15	5	(19)	(6)
Total reconciling items	(5)	13	12	(16)	4
Segment operating profit - 4Q17	$43	$66	$89	$14	$212

	Europe	North America	Latin America	Asia Pacific	Total

Net sales - 2016	$2,300	$2,220	$1,432	$684	$6,636
Effects of changing foreign currency rates (a)	57	3	29	17	106
2016 at constant currency	2,357	2,223	1,461	701	6,742
Price	(10)	21	38	12	61
Sales volume & mix	28	(84)	52	1	(3)
Total reconciling items	18	(63)	90	13	58
Net sales for reportable segments- 2017	$2,375	$2,160	$1,551	$714	$6,800

	Europe	North America	Latin America	Asia Pacific	Total
Segment operating profit - 2016	$237	$299	$269	$77	$882
Effects of changing foreign currency rates (a)	5		5	1	11
Segment operating profit at constant currency - 2016	242	299	274	78	893
Price	(10)	21	38	12	61
Sales volume & mix	6	(19)	12	1	—
Operating costs	25	17	(28)	(26)	(12)
Total reconciling items	21	19	22	(13)	49
Segment operating profit - 2017	$263	$318	$296	$65	$942

(a)         Currency effect on net sales and segment operating profit determined by using 2017 foreign currency exchange rates to translate 2016 local currency results.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Earnings and Constant Currency

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended December 31		Year ended December 31
Unaudited	2017	2016	2017	2016	2015

Earnings (loss) from continuing operations attributable to the Company	$(133)	$(70)	$183	$216	$139
Items impacting cost of good sold:
Pension settlement charges	200	98	200	98
Acquisition-related fair value inventory adjustments					22
Items impacting selling and administrative expense:
Pension settlement charges	18		18
Items impacting equity earnings					5
Items impacting other expense, net:
Restructuring, asset impairment and other charges	28	110	77	129	75
Gain on China land sale		(64)		(71)
Strategic transactions costs					23
Acquisition-related fair value intangible adjustments					10
Charge for asbestos-related costs					16
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees	1	9	18	9	42
Items impacting income tax:
Net expense (benefit) for income tax on items above	(15)	6	(27)	1	(15)
Tax expense (benefit) recorded for certain tax adjustments	(9)	(8)	(29)	(8)	8
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above	1		(3)	2
Total adjusting items (non-GAAP)	$224	$151	$254	$160	$186

Adjusted earnings (non-GAAP)	$91	$81	$437	$376	$325

Currency effect on earnings (2016 only)(a)		—		5

Adjusted earnings on a constant currency basis (2016 only) (non-GAAP)		$81		$381

Diluted average shares (thousands)(b)	162,969	162,193	164,647	162,825	162,135

Earnings (loss) per share from continuing operations (diluted)	$(0.81)	$(0.43)	$1.11	$1.32	$0.85
Adjusted earnings per share (non-GAAP)	$0.55	$0.50	$2.65	$2.31	$2.00

Adjusted earnings per share on a constant currency basis (non-GAAP)		$0.50		$2.34

(a)         Currency effect on earnings determined by using 2017 foreign currency exchange rates to translate 2016 local currency results.

(b)         For adjusted earnings per share, the diluted average shares (in thousands) are 165,265 and 163,477 for the three months ended December 31, 2017 and 2016.

OWENS-ILLINOIS, INC.

Reconciliation to Expected Adjusted Earnings - FY18

(Dollars in millions, except per share amounts)

	Current Guidance
	Forecast for Three Months Ended March 31, 2018			Forecast for Year Ended December 31, 2018
Unaudited	Low End of Guidance Range		High End of Guidance Range	Low End of Guidance Range		High End of Guidance Range

Earnings (loss) from continuing operations attributable to the Company	$90	to	$99	$454	to	$470
Items management considers not representative of ongoing operations:
None (a)
Total adjusting items (non-GAAP)	$—		$—	$—		$—

Adjusted earnings (non-GAAP)	$90	to	$99	$454	to	$470

Diluted average shares (thousands)	165,000		165,000	165,000		165,000

Earnings (loss) per share from continuing operations (diluted)	$0.55	to	$0.60	$2.75	to	$2.85
Adjusted earnings per share (non-GAAP)	$0.55	to	$0.60	$2.75	to	$2.85

(a)                                 At this time, management has not identified any expected items in 2018 that are not representative of ongoing operations.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Free Cash Flow

	2018
Unaudited	Forecast	2017	2016	2015

Cash provided by continuing operating activities	$800	$724	$758	$612
Additions to property, plant and equipment	(500)	(441)	(454)	(402)
Asbestos-related payments	100	110	125	138
Adjusted free cash flow (non-GAAP)	$400	$393	$429	$348

Cash utilized in investing activities	(a)	$(351)	$(417)	$(2,748)

Cash provided by (utilized in) financing activities	(a)	$(392)	$(228)	$2,057

(a)                                 Forecasted amounts for full year 2018 are not determinable at this time.